UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DaVita Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2004

TO OUR STOCKHOLDERS:

We will hold our 2004 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, May 24, 2004 at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. As further described in the accompanying Proxy Statement, at this meeting we will:

(1)	Elect eight directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified; and

(2)	Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

Our board of directors has fixed the close of business on April 19, 2004 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2003 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the board of directors,

Patrick A. Broderick

Vice President, Secretary and

General Counsel

El Segundo, California

April 21, 2004

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about April 21, 2004 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2004 annual meeting of stockholders, which we will hold on Monday, May 24, 2004 at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 19, 2004. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	For our board’s slate of nominees; and

•	As recommended by our board with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 66,075,000 shares of common stock outstanding and approximately 2,600 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.”

The eight candidates for director who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting.

We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder, or Georgeson, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $9,500 plus expenses. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We will indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation, including liabilities under the federal securities laws, unless caused by Georgeson’s gross negligence or willful misconduct.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect eight directors to serve for a term of office consisting of the coming year or until their respective successors are elected and qualified. The nominating and governance committee of our board has recommended, and our board has nominated, Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, Michele J. Hooper, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, M.D. and Kent J. Thiry for election as directors. All of these individuals are current members of our board. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of the substitute nominees that our board may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information concerning members of our board of directors

Name	Age	Position
Nancy-Ann DeParle	47	Director

Richard B. Fontaine	60	Director

Peter T. Grauer	58	Director

Michele J. Hooper	51	Director

C. Raymond Larkin, Jr.	55	Director

John M. Nehra	55	Director

William L. Roper, M.D.	55	Director

Kent J. Thiry	48	Chairman of the Board and Chief Executive Officer

Nancy-Ann DeParle has been one of our directors since May 2001. Ms. DeParle served as the Administrator of the Health Care Financing Administration, or HCFA, from November 1997 until October 2000. From 1993 until joining HCFA, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. Since February 2001 Ms. DeParle has been a senior advisor with JP Morgan Partners, LLC, a private equity firm, and since June 2001 an adjunct professor at the Wharton School of the University of Pennsylvania. She is a member of the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues and is a trustee of the Robert Wood Johnson Foundation. Ms. DeParle is also a director of Accredo Health, Inc., Cerner Corporation, Guidant Corporation, Specialty Laboratories, Inc., and Triad Hospitals, Inc.

Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he was senior vice president of CR&R Incorporated. From 1984 to 1988, he was vice president, business development, of Caremark, Inc.

Peter T. Grauer has been one of our directors since August 1994. Mr. Grauer has been chairman of the board since April 2001, and president and treasurer since March 2002, of Bloomberg, Inc. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking.

Michele J. Hooper has been one of our directors since July 2003. From August 1999 until June 2000, Ms. Hooper was President and Chief Executive Officer of Voyager Expanded Learning. From July 1998 until the company’s acquisition in July 1999, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc. From 1992 until July 1998, Ms. Hooper served in a number of senior management positions for Caremark International Inc., including Corporate Vice President and President, International Business Group. From 1976 until 1993, Ms. Hooper worked for Baxter International, Inc., including as President of the Alternate Site Division and President of Baxter Corporation, Canada. Ms. Hooper is also a director of AstraZeneca PLC, PPG Industries, Inc. and Target Corporation

C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been chairman of the board and chief executive officer of Eunoe Inc. since August 2002. Mr. Larkin is also a managing director of Group Outcome LLC. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Align Technology, Inc. and Cerus Corporation.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Aradigm Corporation and Iridex Corporation.

William L. Roper, M.D. has been one of our directors since May 2001. In March 2004, Dr. Roper became chief executive officer of the University of North Carolina Health Care System, Dean of the UNC School of Medicine and Vice Chancellor for Medical Affairs of UNC. Dr Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as Director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of HCFA from 1986 to 1989. Dr. Roper is also a director of Delhaize Group and a trustee of the Robert Wood Johnson Foundation.

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Oxford Health Plans, Inc., and has been its chairman of the board, a non-executive position, since November 2002.

Information regarding our board of directors and its committees

Our board met six times during 2003. Each of our directors attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he or she served during 2003, except for Mr. Larkin and Ms. Hooper. Mr. Larkin attended three of six meetings of the board and twelve of fifteen meetings of the committees on which he served during 2003, or more than 71% of the total number of meetings. Ms. Hooper, who did not join the board until July 2003, missed one of the two meetings of the board held after she joined due to a commitment made before she became a director. It is the practice of the board to hold an executive session without the presence of management at each regularly scheduled board meeting.

In 2003, our audit committee consisted of Mr. Larkin, Ms. DeParle and Mr. Nehra. Mr. Larkin is the chair of the audit committee. Our board has determined that Mr. Larkin qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. Each of the members of our audit committee is independent in accordance with the listing standards of the New York Stock Exchange. Our board has adopted a written charter for our audit committee and amended the charter in December 2003. The amended charter is available on our website located at http://www.davita.com and is included with this proxy statement as Appendix A. Our audit committee (a) monitors the integrity of our financial reporting process and system of internal controls over financial reporting and disclosure controls, (b) appoints our independent auditors, (c) monitors the independence and performance of our independent auditors and internal auditing department, and (d) provides an avenue of communication among the independent auditors, management, the internal auditing department and our board of directors. The audit committee met eight times during 2003, including meetings held with the independent auditors and management each quarter prior to the release of the company’s financial statements. The audit committee met with the independent auditors without management present on five occasions in 2003.

In 2003, our compensation committee consisted of Mr. Fontaine, Mr. Nehra and Mr. Grauer. Mr. Fontaine is the chair of the compensation committee. Each of the members of our compensation committee is independent in accordance with the listing standards of the New York Stock Exchange. Our compensation committee reviews the performance of our chief executive officer and other executives and makes specific recommendations and decisions regarding their compensation, with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The compensation committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The compensation committee met five times during 2003. The charter of the compensation committee is available on our website located at http://www.davita.com.

Generally, our nominating and governance committee consists of all of our independent directors. In 2003, Mr. Larkin, Ms. DeParle, Mr. Fontaine, Mr. Grauer, Mr. Nehra and Dr. Roper served on the committee. Ms. Hooper did not join the board until July 2003, after the slate of nominees for the 2003 annual stockholders meeting nominated by the committee had already been elected. Ms. Hooper will serve on the committee in 2004. Our lead independent director is the chair of the nominating and governance committee. Mr. Larkin was the lead independent director until May 2003, when Mr. Grauer became lead independent director. The charter of the nominating and governance committee and other materials relating to our governance guidelines are available on our website located at http://www.davita.com.

Our nominating and governance committee reviews and makes recommendations to the board about the company’s governance processes, assists in identifying and recruiting candidates for the board, reviews the performance of the individual members of the board, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the board regarding the membership and chairs of the committees of the board. The nominating and governance committee does not have a specific set of minimum criteria for membership on the board. In making its recommendations, however, it considers the mix of characteristics, experiences, diverse perspectives and skills that is most appropriate for our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the board maintains an openness to new ideas and a willingness to re-examine the status quo. The nominating and governance committee will consider nominees for directors nominated by stockholders upon submission in writing to the secretary of the company of the names and qualifications of such nominees. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was nominated by a stockholder or not. The nominating and governance committee did not meet during 2003. Instead it nominated the slate of directors for the 2003 annual stockholders meeting by unanimous written consent in February 2003, after having reviewed the performance evaluations of the directors at a meeting of the independent directors held in November 2002. The committee met in March 2004 to review and nominate the candidates standing for election at the 2004 annual meeting of stockholders. In addition to the meetings of this committee, the independent directors meet separately at each of our regular quarterly board meetings.

In 2003, our compliance committee consisted of Dr. Roper and Mr. Larkin. Dr. Roper is the chair of our compliance committee. Each of the members of our compliance committee is independent in accordance with the listing standards of the New York Stock Exchange. Our compliance committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the audit committee, and the steps management is taking to monitor, control and report risk exposures and meets regularly with our chief compliance officer. The compliance committee met seven times during 2003.

In March 2004 the board established two new standing committees, a public policy committee and a clinical performance committee. The public policy committee consists of Ms. DeParle and Dr. Roper, with Ms. DeParle serving as the chair. The clinical performance committee consists of Ms. Hooper, Mr. Fontaine, Mr. Nehra and Dr. Roper, with Dr. Roper serving as the chair.

The board provides a process for the stockholders to send communications to the directors, the board or any committee of the board. Stockholders may send an email to Patrick Broderick, Vice President, Secretary and General Counsel (pbroderick@davita.com) or LeAnne Zumwalt, Vice President of Investor Relations (lzumwalt@davita.com) or write to the board or any of the directors c/o Secretary, DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. We do not have a policy that directors standing for reelection should attend the annual meeting of stockholders. Accordingly, of the directors standing for election at the last annual meeting, only our chairman, Mr. Thiry, attended the meeting.

Compensation of directors

Directors who are our employees or officers do not receive compensation for service on our board or any committee of the board. Each of our directors who is not one of our officers or employees is entitled to receive a retainer of $24,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year), and additional compensation of $4,000 for each board meeting attended in person and $2,000 for each meeting held via telephone conference that lasts more than one and one half hours. For committee meetings, additional compensation of $2,000 per meeting is paid for each meeting attended in person and for each meeting held via telephone that lasts more than one hour, except that the meeting fee is $1,500 for meetings of the public policy and clinical performance committees and $2,500 for the chairs of these two committees. For the compensation and nominating and governance committees, no committee meeting fees are paid for committee meetings held on regular board meeting dates. For the audit, compliance, public policy and clinical performance committees, separate committee meeting fees are paid for committee meetings held on regular board meeting dates.

The chair of our compensation committee also receives an additional retainer of $45,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year). The chairs of the audit and compliance committees and the lead independent director also receive an additional retainer of $20,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year). If the lead independent director also serves as a committee chair, he or she will only receive a total additional retainer of $20,000 (not $40,000) per year, unless the lead independent director is also chair of the compensation committee, in which event the total additional retainer is $45,000 per year. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board and other company business.

In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 8,000 shares of our common stock for each year they are elected to serve on our board by our stockholders, issued upon election or re-election to the board. The director options have an exercise price equal to the fair market value of our common stock on the date of grant, vest over two years at an annual rate of 50% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control, and expire five years after the date of grant.

The chairs of the audit, compensation and compliance committees and the lead independent director also receive additional options to purchase 4,000 shares of our common stock for each year of service in these roles, issued upon the date of the annual meeting. These options have an exercise price equal to the fair market value of our common stock on the date of grant, vest over three years at an annual rate of 33 1/3% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control, and expire after five years. Vesting of these options continues so long as the director continues to serve on our board even if he or she is no longer committee chair or lead independent director. In addition to these options, each of the committee chairs and the lead independent director receives additional deferred stock units for 1,500 shares, vesting after one year. If the lead independent director also serves as a committee chair, he or she will receive a total additional option grant of 4,000 shares (not 8,000 shares), and total additional deferred stock units for 1,500 shares (not 3,000 shares). These additional equity award amounts were changed after the 2003 annual stockholders meeting. Previously, the additional award was additional options for 10,000 shares and no additional deferred stock units. The option amounts below for Mr. Fontaine, Mr. Grauer, Mr. Larkin and Dr. Roper reflect the prior award formula.

Each new member of our board receives a one-time grant of options to purchase 15,000 shares of our common stock issued upon initial appointment to our board, priced at the fair market value of our common stock on the date of grant, vesting over four years at an annual rate of 25% beginning on the first anniversary of the date of grant and expiring five years after the date of grant.

In accordance with the foregoing, in 2003 Mr. Fontaine, Mr. Grauer, Mr. Larkin and Dr. Roper each received options to purchase 18,000 shares, and Ms. DeParle and Mr. Nehra each received options to purchase 8,000 shares. Ms. Hooper received options to purchase 15,000 shares upon her initial appointment to the board of directors in July 2003.

Share ownership policy

We have implemented a share ownership policy, effective May 28, 2003, which applies to all non-management members of our board. The purpose of the policy is to encourage our board to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested, unexercised stock options and vested deferred stock units are counted in determining compliance with the policy. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the board member in excess of $100,000; or

•	three times the annual board retainer of $24,000 or $72,000.

Each of the board members standing for re-election meets these share ownership guidelines. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described in the executive compensation section of this proxy statement and meets the guidelines set forth in that policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 19, 2004 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all directors and executive officers as a group. Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

Name of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	4,979,533	7.5%
Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC (2) 404 B East Main Street Charlottesville, Virginia 22902	4,950,000	7.5%
Barclays Global Investors, N.A. and affiliates (3) 45 Fremont Street San Francisco, California 94105	4,491,409	6.8%
TimesSquare Capital Management, Inc. (4) Four Times Square, 25th Floor New York, New York 10036; and CIGNA Corporation One Liberty Place Philadelphia, Pennsylvania 19103	3,789,290	5.7%
FMR Corp. (5) 82 Devonshire Street Boston, Massachusetts 02109	3,432,890	5.2%
Kent J. Thiry (6)	1,318,744	2.0%
Joseph C. Mello (7)	205,833	*
Gary W. Beil (8)	101,600	*
Charles J. McAllister (9)	25,666	*
Patrick A. Broderick (10)	25,000	*
Lori S. Richardson-Pelliccioni (11)	27,500	*
Nancy-Ann DeParle (12)	13,101	*
Richard B. Fontaine (13)	46,172	*
Peter T. Grauer (14)	18,813	*
Michele J. Hooper (15)	226	*
C. Raymond Larkin Jr. (16)	42,528	*
John M. Nehra (17)	40,463	*
William L. Roper (18)	43,201	*
All directors and executive officers as a group (13 persons) (19)	1,908,847	2.8%
Richard K. Whitney	16,170	*

*	Amount represents less than 1% of our common stock
(1)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 5, 2004. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. has the sole power to vote 894,100 of the shares and sole power to dispose of 4,979,533 of the shares.

(2)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2004. Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC are the beneficial owners of 4,950,000 shares with the shared power to vote and dispose of the shares.
(3)	Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, or SEC, on February 17, 2004. Barclays Global Investors, N.A. is the beneficial owner of 4,621,675 shares with the sole power to vote and dispose of 4,018,737 of the shares. Barclays Global Fund Advisors is the beneficial owner of 181,271 shares with the sole power to vote and dispose of the shares. Barclays Global Investors, LTD. is the beneficial owner of 276,501 shares with the sole power to vote and dispose of the shares. Barclays Bank PLC is the beneficial owner of 14,900 shares with the sole power to vote and dispose of those shares.
(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2004. These shares are owned by investment advisory clients for which TimesSquare Capital Management, Inc. serves as investment advisor with power to direct investments and/or shared power to vote the shares. TimesSquare Capital Management, Inc. has the shared power to vote 3,006,423 of the shares and the shared power to dispose of 3,789,290 of the shares. CIGNA Corporation is the beneficial owner of these shares through its control of TimesSquare Capital Management, Inc.
(5)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 17, 2004. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 2,798,264 shares; Fidelity Management Trust Company, beneficial owner of 622,463 shares; and Fidelity International Limited, beneficial owner of 12,163 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and his and Abigail Johnson’s ownership of FMR Corp., they may be deemed to have the sole power to dispose of and vote the 2,798,264 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of and vote the 622,463 shares owned by Fidelity Management Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited, he may be deemed to have the sole power to dispose of and vote the 12,163 shares owned by Fidelity International Limited.
(6)	Includes 25,713 shares held in a family trust and 1,223,629 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004.
(7)	Includes 192,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 13,333 vested but unissued deferred stock units.
(8)	Includes 91,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004.
(9)	Includes 25,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004.
(10)	Includes 25,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004.
(11)	Includes 27,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004.
(12)	Includes 11,750 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 346 vested but unissued deferred stock units.
(13)	Includes 42,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 995 vested but unissued deferred stock units.
(14)	Includes 11,333 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 696 vested but unissued deferred stock units.
(15)	Includes 0 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 226 vested but unissued deferred stock units.
(16)	Includes 39,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 634 vested but unissued deferred stock units.
(17)	Includes 15,333 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 346 vested but unissued deferred stock units.

(18)	Includes 41,249 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 634 vested but unissued deferred stock units.
(19)	All directors and executive officers in office on April 19, 2004. Includes 1,748,042 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, April 19, 2004 and 17,210 vested but unissued deferred stock units.

Information concerning our executive officers

Name	Age	Position
Kent J. Thiry	48	Chairman of the Board and Chief Executive Officer
Joseph C. Mello	45	Chief Operating Officer
Gary W. Beil	52	Acting Chief Financial Officer, Vice President and Controller
Charles J. McAllister, M.D.	56	Chief Medical Officer
Lori S. Richardson-Pelliccioni	44	Vice President, Chief Compliance Officer and Legal Counsel
Patrick A. Broderick	46	Vice President, Secretary and General Counsel

Our executive officers are elected by, and serve at the discretion of, our board of directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the “Information concerning members of our board of directors” section of this proxy statement.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer—southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989. Mr. Mello is a director of Radiologix, Inc.

Gary W. Beil became our vice president and controller in November 1999 and our acting chief financial officer in February 2004. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including corporate vice president and controller from March 1996 to March 1999.

Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro until December 1998.

Lori S. Richardson-Pelliccioni became our vice president, compliance and chief compliance officer in November 2002 and was also named legal counsel in March 2004. From November 1997 until joining us, Ms. Pelliccioni was associated with PricewaterhouseCoopers LLP, including, since July 2000, as a partner in their health care practice. From 1991 until joining PricewaterhouseCoopers, Ms. Pelliccioni was an Assistant United States Attorney for the United States Department of Justice.

Patrick A. Broderick became our vice president, secretary and general counsel in May 2003. From January 1999 to February 2002, Mr. Broderick was general counsel of COR Therapeutics, Inc. From 1993 to January 1999, Mr. Broderick served in a variety of in-house legal positions for McKesson Corporation, including as counsel to McKesson Bioservices Corporation and Healthcare Delivery Systems, Inc.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2003 and that no Form 5’s were required for those persons, except that an option grant and deferred stock unit grant to Ms. Pelliccioni were not timely reported on Form 4 in 2003, and were reported upon our discovery of this oversight in March 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and arrangements as of December 31, 2003, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the deferred stock unit arrangements. The material terms of each of these plans and arrangements are described in the notes to the December 31, 2003 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2003. The 1999 Non-Executive Officer and Non-Director Equity Compensation Plan and the deferred stock unit arrangements were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	6,076,461	$15.91	10,071,496	16,147,957
Equity compensation plans not requiring stockholder approval	3,351,412	$16.25	92,451	3,443,863

Total	9,427,873	$16.03	10,163,947	19,591,820

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2003 of our chief executive officer and our four most highly compensated executive officers other than our chief executive officer at December 31, 2003. Mr. Whitney resigned as chief financial officer effective as of February 6, 2004.

Summary Compensation Table

Long Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kent J. Thiry Chairman of the Board and Chief Executive Officer	2003 2002 2001	640,385 600,000 600,000	840,000 855,000 735,000		78,380 52,936 —	(2) (2)	749,000 700,000 1,250,000	(3) (5) (7)	300,000 600,000 300,000	— — —	2,750 29,341 6,656	(4) (6) (8)

Joseph C. Mello Chief Operating Officer	2003 2002 2001	383,616 335,963 325,000	339,000 300,000 120,000		— — —		374,500 930,000 400,000	(9) (11) (13)	150,000 100,000 50,000	— — —	1,619 13,611 11,074	(10) (12) (14)

Richard K. Whitney Former Chief Financial Officer	2003 2002 2001	300,014 300,000 289,241	160,000 270,000 268,938 827,500	(18) (21)	— — —		— 418,500 300,000	(16) (19)	100,000 135,000 —	— — —	1,191 12,713 3,227	(15) (17) (20)

Charles J. McAllister, M.D. Chief Medical Officer	2003 2002 2001	205,846 200,000 200,000	50,000 50,000 16,700		— — —		— — —		10,000 — 30,000	— — —	1,423 8,617 8,184	(22) (23) (24)

Gary W. Beil Acting Chief Financial Officer, Vice President and Controller	2003 2002 2001	158,519 154,500 154,500	82,000 100,000 52,500		— — —		— — —		25,000 75,000 —	— — —	200,779 6,757 217,618	(25) (26) (27)

(1)	Bonuses are reported in the year in which they were paid, as each executive officer must still be our employee on the date of payment to be entitled to receive any bonus for the prior year’s performance. The report of the compensation committee discusses the determination of bonuses paid in 2004 based on corporate and individual performance in 2003. Bonuses paid in 2004 based on corporate and individual performance in 2003 were as follows: Mr. Thiry, $750,000; Mr. Mello, $450,000; Mr. Beil, $55,000; and Dr. McAllister, $67,500.
(2)	Consists of direct and imputed taxable income for personal travel expenses, primarily related to taxable long-distance commuting.
(3)	Consists of 36,363 shares of deferred stock units granted on April 4, 2003, vesting in three equal annual installments beginning on April 4, 2006. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on April 4, 2003. As of December 31, 2003, Mr. Thiry held 119,400 shares of deferred stock units valued at $4,656,600 based on the closing price of our common stock on December 31, 2003.
(4)	Consists of contributions to our profit sharing plan of $1,850 and imputed income from excess life insurance of $900.
(5)	Consists of 28,925 shares of deferred stock units granted on February 13, 2002, vesting in three equal annual installments beginning on February 13, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2002.

(6)	Consists of contributions to our profit sharing plan of $28,441 and imputed income from excess life insurance of $900.
(7)	Consists of 81,168 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001.
(8)	Consists of contributions to our profit sharing plan of $5,769 and imputed income from excess life insurance of $887.
(9)	Consists of 18,182 shares of deferred stock units granted on April 4, 2003, vesting in three equal annual installments beginning on April 4, 2006. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on April 4, 2003. As of December 31, 2003, Mr. Mello held 84,156 shares of deferred stock units valued at $3,282,084 based on the closing price of our common stock on December 31, 2003.
(10)	Consists of contributions to our profit sharing plan of $1,050 and imputed income from excess life insurance of $569.
(11)	Consists of 40,000 shares of deferred stock units granted on February 8, 2002, vesting in three equal annual installments beginning on February 8, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 8, 2002.
(12)	Consists of contributions to our profit sharing plan of $13,270 and imputed income from excess life insurance of $341.
(13)	Consists of 25,974 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001.
(14)	Consists of payment for accrued paid time off of $6,994, contributions to our profit sharing plan of $3,750, and imputed income from excess life insurance of $330.
(15)	Consists of contributions to our profit sharing plan of $920 and imputed income from excess life insurance of $271.
(16)	Consists of 18,000 shares of deferred stock units granted on February 8, 2002, vesting in three equal annual installments beginning on February 8, 2004. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 8, 2002. As of December 31, 2003, Mr. Whitney held 37,482 shares of deferred stock units valued at $1,461,798 based on the closing price of our common stock on December 31, 2003.
(17)	Consists of contributions to our profit sharing plan of $11,924 and imputed income from excess life insurance of $249.
(18)	Includes $60,938 in bonuses required to be paid in 2001 under a key employee retention program implemented in September 1999.
(19)	Consists of 19,482 shares of deferred stock units granted on February 13, 2001, vesting in three equal annual installments beginning on February 13, 2002. The value of such shares is based on the closing price of our common stock on the New York Stock Exchange on February 13, 2001.
(20)	Consists of contributions to our profit sharing plan of $3,000 and imputed income from excess life insurance of $227.
(21)	Entire amount is a one-time bonus paid in 2001, which was determined pursuant to a pre-established formula based on the proceeds realized from, and timing of, the sale of our international operations. This formula was agreed to with Mr. Whitney prior to our offering the chief financial officer position to him.
(22)	Consists of contributions to our profit sharing plan of $620 and imputed income from excess life insurance of $803.
(23)	Consists of contributions to our profit sharing plan of $8,106 and imputed income from excess life insurance of $511.
(24)	Consists of payment for accrued paid time off of $6,847, contributions to our profit sharing plan of $923, and imputed income from excess life insurance of $414.
(25)	Consists of contributions to our profit sharing plan of $480, imputed income from excess life insurance of $299, and accrued post-retirement benefits of $200,000 vesting in three equal annual installments beginning in April 2006.

(26)	Consists of contributions to our profit sharing plan of $6,467 and imputed income from excess life insurance of $290.
(27)	Consists of payment for accrued paid time off of $15,545, contributions to our profit sharing plan of $1,783, imputed income from excess life insurance of $290, and accrued post-retirement benefits of $200,000 vesting in four equal annual installments beginning in January 2002.

The following table sets forth information concerning options granted to each of the named executive officers during 2003:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Kent J. Thiry	300,000	15.6%	20.60	4/4/08	1,962,690
Joseph C. Mello	150,000	7.8%	20.60	4/4/08	981,345
Richard K. Whitney	100,000	5.2%	20.60	4/4/08	654,230
Charles J. McAllister, M.D.	10,000	0.5%	20.60	4/4/08	65,423
Gary W. Beil	25,000	1.3%	20.60	4/4/08	163,558

(1)	All options are nonqualified stock options. The options vest 25% on each of the first four anniversaries of the grant date, with accelerated vesting upon a change of control.
(2)	The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) the exercise of options within three and one half years of the date of grant; (c) a risk-free interest rate of 2.06% per annum; (d) volatility of 40%; and (e) a dividend yield of 0%. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2003:

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY- End($)
Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable (2)
Kent J. Thiry	306,371	9,870,384	896,629/1,125,000	28,070,895/20,372,813
Joseph C. Mello	60,000	1,578,918	242,500/ 287,500	7,840,156/ 5,324,219
Richard K. Whitney	156,300	5,421,060	198,852/ 260,000	6,251,386/ 4,764,688
Charles J. McAllister, M.D.	65,000	1,118,477	30,000/ 25,000	801,375/ 501,000
Gary W. Beil	62,000	1,640,391	48,000/ 110,000	1,699,250/ 1,983,875

(1)	Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the New York Stock Exchange or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares of common stock purchased.
(2)	Year-end value is determined by subtracting the exercise price from the fair market value of $39.00 per share, the closing price for our common stock on December 31, 2003 as reported by the New York Stock Exchange, and multiplying the remainder by the number of underlying shares of common stock.

Employment agreements

On October 18, 1999, we entered into an employment agreement with Mr. Thiry. This agreement was subsequently amended on May 20 and November 28, 2000. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry will be entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by our compensation committee. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Thiry will be entitled to a lump sum payment equal to 2.99 times the sum of his then-current base salary and average bonus. Any additional compensation payable to Mr. Thiry upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Mello is entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or board of directors. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Mello will be entitled to lump sum payment of his then-current base salary and a lump sum payment equal to two times the sum of the normal bonus he received for the immediately preceding calendar year. Any additional compensation payable to Mr. Mello upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

Mr. Whitney had previously entered into an employment agreement with us on April 1, 2001. The agreement provided for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. Mr. Whitney was entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or board of directors. On February 6, 2004, we entered into a severance and general release agreement and a consulting agreement with Mr. Whitney, who resigned as our chief financial officer effective as of that date. The severance agreement provided for a separation payment of $300,000, which was paid to Mr. Whitney on February 11, 2004. The consulting agreement provides that Mr. Whitney will provide services to us until the earlier of May 15, 2004 or the date we hire a new chief financial officer at a rate of $144 per hour plus reimbursement of reasonable expenses. Mr. Whitney is eligible to receive a performance bonus of $150,000 and a bonus of $600,000 at the completion of the term of the consulting agreement. We may ask Mr. Whitney to provide consulting services during the 12 week period after we hire a new chief financial officer at an hourly rate of $500 for up to 10 hours per week. We will reimburse Mr.Whitney’s COBRA insurance coverage premiums during the term of the consulting agreement and for the first twelve months after the end of the term of the consulting agreement, unless Mr. Whitney obtains employment during that time.

On November 29, 1999, we entered into an employment agreement with Mr. Beil. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. If Mr. Beil is constructively discharged following a change in control, he is entitled to continuation of his then-current base salary for a period of 12 months following termination, reduced by any amounts Mr. Beil earns from other employment during that period.

On July 19, 2000, we entered into an employment agreement with Dr. McAllister. The employment agreement provides for an initial term through July 19, 2002. Thereafter, Dr. McAllister’s employment will be at will, with either party permitted to terminate the agreement at any time, with or without cause. Dr. McAllister is entitled to receive a performance bonus of up to $100,000, with the actual amount to be decided by our chief executive officer and/or board of directors.

On October 15, 2002, we entered into an employment agreement with Ms. Pellicioni. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time with or without cause. Ms. Pellicioni is entitled to receive a performance bonus of up to $135,000, with the actual amount to be decided by our chief executive officer and/or board of directors, which will be prorated the first year.

On May 1, 2003, we entered into an employment agreement with Mr. Broderick. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause. If Mr. Broderick is terminated without cause in the first three years of his employment, or is constructively discharged following a change in control, he is entitled to continuation of his then-current base salary for a period of 12 months following termination, reduced by any amounts he earns from other employment during that period.

Each of the employment agreements set forth above include provisions limiting the officer’s ability to compete with us or solicit our employees and customers for a period of one to two years following termination of employment.

Share ownership policy

We have implemented a share ownership policy, effective January 1, 2003, which applies to all members of our management team at the vice president level and above. The purpose of the policy is to encourage our senior management team to have an ownership stake in the company by retaining a specified number of shares of our common stock. Failure to meet the share ownership guidelines is a factor considered in future compensation and management responsibility decisions.

Both shares owned directly and shares underlying vested, unexercised stock options and vested deferred stock units are counted in determining whether the share ownership guidelines are met. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the executive in excess of $100,000; or

•	a specific multiple of the executive’s base salary.

The salary multiples range from one times salary for vice presidents to three times salary for our chief operating officer and chief financial officer to five times salary for our chief executive officer. As of March 31, 2004 the number of shares that the current executive officers were required to hold under this policy were as follows: Mr. Thiry, 68,063 shares; Mr. Mello, 31,414 shares; Dr. McAllister, 10,052 shares; and Mr. Beil, 5,026 shares. Ms. Pelliccioni and Mr. Broderick had no share ownership requirement because they had not realized any value from their prior equity awards.

As of March 31, 2004, 36 of the 38 members of our management team who were subject to this policy, including all of our executive officers, met these share ownership guidelines.

REPORT OF THE COMPENSATION COMMITTEE

REGARDING COMPENSATION

The compensation committee of our board of directors is currently composed of three independent, non-employee directors. The committee generally meets three to four times a year and the chair has frequent, informal conversations with the other members of the committee. The compensation committee met five times during 2003.

Compensation objectives

We have two primary objectives in setting executive officer compensation:

•	Attract and retain outstanding leadership; and

•	Align executive compensation with the yearly and long-term goals of the company, with an emphasis on variable (vs. fixed) compensation tied to corporate and individual performance.

Executive compensation

Toward the end of each fiscal year or at the beginning of the following fiscal year, our chief executive officer conducts a performance and compensation review of each executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the compensation committee. Our chief executive officer also reviews his detailed quantitative and qualitative assessments of the performance of each of the executive officers with the committee.

Philosophically, the compensation committee is attempting to relate executive compensation to those variables over which the individual executive generally has control, as well as to the overall performance of the company. Included in the committee’s criteria for approval of recommended salary adjustments, and particularly bonuses and stock option awards, are achievements against annual financial and non-financial targets set at the beginning of the fiscal year for each executive and the company as a whole. These targets were reviewed with the full board of directors at the beginning of the year. The financial objectives include improvements in company net operating profit, cost per treatment, operating income growth, revenue growth and capital structure. The non-financial objectives include improvements in quality of care, selection and implementation of improved financial, operating and clinical information systems, enhancement of management performance in attracting and retaining high-performing teammates throughout our organization and advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

For 2003 performance, incentive awards for executive officers included cash bonuses, stock options and deferred stock unit awards. Compensation was weighted heavily toward these variable components, with the continuing objective of shifting to more variable pay for performance.

CEO compensation

Mr. Thiry’s compensation was initially negotiated with him when he agreed to become the chairman and chief executive officer in October 1999. His initial compensation was established in his employment agreement, and this agreement provides a framework for future compensation decisions. Within this framework, the compensation committee has considerable latitude in determining future salary, and in setting bonus levels and granting stock options. The committee also reserves the right to pay outside the terms of this agreement when performance and other circumstances warrant and when in the best interests of stockholders.

Each year, working with an executive compensation consultant, the compensation committee compares the compensation of chief executive officers within a peer group of healthcare companies. This peer group is the same peer group used in the comparative performance graph set forth in this proxy statement. In early 2004, the compensation committee conducted a detailed assessment of Mr. Thiry’s and the company’s performance.

Mr. Thiry’s and the company’s performance was compared to the quantitative and qualitative financial, operational, strategic and other objectives that the board reviewed and approved at the beginning of 2003. In performing the assessment of Mr. Thiry’s performance, the committee also reviewed detailed written evaluations of Mr. Thiry’s performance completed by Mr. Thiry’s direct reports and the other members of the management team who have worked most closely with Mr. Thiry in 2003. In addition, each board member completed a detailed written evaluation of Mr. Thiry’s performance. These assessments of Mr. Thiry’s performance, combined with the peer group comparison, formed the basis for the determination of Mr. Thiry’s cash and stock-based compensation.

Under his employment agreement, Mr. Thiry’s annual base salary was initially established at $500,000, and is subject to annual review for merit increases. Mr. Thiry’s annual base salary was increased to $600,000 in February 2001 and to $650,000 in March 2003. The committee has determined that there will be no increase in Mr. Thiry’s base salary for 2004, consistent with the overall goal of putting more emphasis on variable compensation for the executive team.

Under his employment agreement, Mr. Thiry is entitled to receive a bonus of up to 150% of his base salary each year, based upon our achievement of performance goals agreed upon by the compensation committee. For the year 2000, Mr. Thiry’s agreement guaranteed him a minimum bonus of $500,000. There is no guaranteed bonus in subsequent years. In February 2003, the committee determined that Mr. Thiry would be eligible for a cash bonus of up to $1,000,000 and a deferred stock unit award of up to $3,500,000, each under the DaVita Executive Incentive Plan. Deferred stock units are deferred compensation paid in shares of our common stock, with the number of shares determined by the market price of our common stock on the date awarded. In order for Mr. Thiry to receive these awards, we had to achieve EBITDA or earnings per share goals that the committee established for these awards in February 2003. Additionally, the committee retained the discretion, even if either or both of the performance goals were met, to reduce the foregoing awards to the extent it deems appropriate. Both of the performance goals established for 2003 were met.

In March 2004, the committee determined that Mr. Thiry’s bonus for 2003 would consist of a cash award of $800,000 and 25,000 deferred stock units valued at $1,127,500 vesting in three equal annual installments beginning March 2007. In addition to the cash award and deferred stock units, the committee also authorized Mr. Thiry personal travel allowances in 2004, primarily related to taxable long-distance commuting, consistent with 2003. The committee also granted Mr. Thiry an additional nonqualified stock option in March 2004, for 300,000 shares vesting in four equal annual installments beginning in March 2005. The committee also granted Mr. Thiry an additional nonqualified stock option in March 2004, for 100,000 shares vesting upon achievement of specific performance objectives within a specified period of time. These performance objectives relate to operating and strategic goals that the committee believes are highly-leveraged for increasing stockholder value. The exercise price of these options is $45.10 per share, which was the market value on the grant date.

In making these deferred stock unit and stock option awards, the committee’s goal was to reward Mr. Thiry commensurate with his 2003 performance, to align his incentive compensation more closely with long-term stockholder value, and to provide equity compensation competitive to that of similar-performing chief executive officers and companies in the peer group.

Long-term incentive compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we have adopted equity compensation plans. In approving stock option and deferred stock unit grant recommendations, the compensation committee considers primarily the impact the executive is expected to have on increasing stockholder value and achieving company objectives, and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is achieving its mission to be the provider, partner and employer of choice.

$1 million pay cap

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that meets pre-established performance criteria or results from the exercise of stock options that meet established criteria. The company’s stock option plans and individual grants of stock options under these plans are structured to meet the criteria that excludes them from the $1 million limitation. The DaVita Executive Incentive Plan is designed to result in cash and stock awards for 2001 and after that qualify as performance-based compensation under Section 162(m). The committee intends to structure performance-based compensation to meet the requirements of Section 162(m), including through awards under the DaVita Executive Incentive Plan, but reserves the right to pay compensation that may not be tax deductible when it would be in our best interests and those of our stockholders.

COMPENSATION COMMITTEE

Richard B. Fontaine (Chair)

Peter T. Grauer

John M. Nehra

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total returns, the Standard & Poor’s MidCap 400 Index and a peer group index that we have constructed. The graph assumes that the value of an investment in our common stock and in each such index was $100.00 on December 31, 1998 and that all dividends have been reinvested. The peer group index consists of the following companies: Advance PCS, Apria Healthcare Group, Caremark Rx, Covance, Laboratory Corp. of America, Lincare Holdings, Omnicare, Priority Healthcare, Quest Diagnostics, Quintiles Transnational and Renal Care Group. The companies in the peer group index are other providers of non-acute, outpatient or related healthcare services whom we believe are most comparable to us. The peer group index is weighted for the market capitalization of each company within the group.

The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF FIVE-YEAR

CUMULATIVE TOTAL RETURN AMONG DAVITA INC.,

S&P MIDCAP 400 INDEX, PEER GROUP

	December 31, 1998	December 31 1999	December 31, 2000	December 31 2001	December 31, 2002	December 31, 2003
DaVita Inc.	$100.00	$22.60	$57.90	$82.70	$83.50	$131.90
S&P MidCap 400 Index	$100.00	$114.70	$134.80	$134.00	$114.50	$155.30
Peer Group	$100.00	$66.10	$140.00	$143.40	$119.70	$169.40

Note:	Assumes an initial investment of $100.00 on December 31, 1998. Total return includes reinvestment of dividends. Quintiles Transnational is included in the peer group through August 31, 2003; the company ceased to trade publicly during September 2003.

The information contained above under the captions “Report of the compensation committee regarding compensation” and “Stock price performance” will not be considered “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies that have been incorporated in New York to acquire the health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. Until the state approves the transfer of the licenses to the companies owned by Mr. Mello, we have similar agreements with the current owners of the licenses, who have agreed to transfer the licenses to the companies owned by Mr. Mello upon state approval. We have also committed to provide financing to the companies owned by Mr. Mello for the future working capital needs of these entities, as required by the state. As of December 31, 2003, neither of these companies had yet acquired any health facility licenses and we had not advanced any working capital to them. The shares of these companies are subject to share transfer restriction agreements, under which Mr. Mello cannot transfer the shares without our consent, and we can require Mr. Mello to transfer the shares to another individual whom we designate at any time. All assets, liabilities, and operating results of these companies are included in our consolidated financial statements.

Credit Suisse First Boston, or CSFB, and certain of its affiliates from time to time perform various investment banking and other services for us, for which we pay customary consideration. In addition, affiliates of CSFB are included in the syndicate of lenders under our credit facilities. Peter T. Grauer, who was an affiliate of CSFB until March 2002, serves on our board.

We have entered into indemnity agreements with each of our directors and executive officers, which agreements require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors, officers, employees or agents, other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

Compensation committee interlocks and insider participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board. During 2003, Mr. Thiry was an officer and employee. Mr. Fontaine, Mr. Grauer and Mr. Nehra each served as a member of the compensation committee of our board of directors during 2003.

INDEPENDENT AUDITORS

Independent auditors

KPMG LLP, or KPMG, was appointed in August 2000 to undertake the audit of our consolidated financial statements for 2000 and was subsequently re-engaged to perform the audit of our consolidated financial statements for 2001, 2002 and 2003. A member of that firm is expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If KPMG should decline to act or otherwise become incapable of acting, or if KPMG’s engagement is discontinued for any reason, the audit committee will appoint another independent audit firm to serve as our independent auditors for 2004.

Audit fees

KPMG’s aggregate fees billed for the audit of our annual consolidated financial statements and the three quarterly reviews on our Form 10-Q were $461,000 for the year 2002 and $505,000 for the year 2003.

Audit-related fees

KPMG’s aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees for assurance services related to other SEC filings and audits of employee benefit plans, were $81,000 in the calendar year 2002 and $75,000 in the calendar year 2003.

Tax fees

KPMG’s aggregate fees billed for professional services rendered for tax advice and tax planning were $241,000 in the year 2002 and $65,000 in the year 2003. None of these fees were for tax compliance or tax preparation services.

All other fees

KPMG’s aggregate fees billed for products and services other than those described above were $204,000 in the year 2002 (including internal audit co-sourcing services of $189,000 terminated as of July 29, 2002) and $15,000 in the year 2003, principally related to benefit plan testing.

Pre-approval policies and procedures

Pre-approval of the independent auditor’s services was not required under applicable rules and regulations prior to 2003. Beginning in May 2003, audit and audit-related services, tax services and other services were required to be pre-approved by the audit committee of our board of directors. The audit committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by KPMG and is available on our website located at http://www.davita.com. The audit committee concluded that such services by KPMG were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The audit committee operates under a written charter approved by the board of directors.

Management is responsible for internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee engaged the independent accountants to conduct the independent audit. The audit committee met with management and the independent accountants to review and discuss the December 31, 2003 consolidated financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. Raymond Larkin, Jr. (Chair)

Nancy-Ann DeParle

John M. Nehra

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

If you wish to present a proposal for action at the 2005 annual meeting of stockholders and wish to have it set forth in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 23, 2004 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2005 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no earlier than 90 days, and no later than 60 days, before the date of the 2005 annual meeting. However, if we do not notify you, or otherwise publicly disclose, the date of the 2005 annual meeting at least 70 days before the date of the meeting, you may notify us of the proposal you wish to present within ten days after the day on which we mail notice of, or otherwise publicly disclose, the date of the 2005 annual meeting. Your notice must be in the form required by our bylaws.

OTHER MATTERS

Our board does not know of any other matters to be presented at the 2004 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy will vote on them in accordance with their best judgment.

A copy of our 2003 annual report is being mailed to each stockholder of record together with this proxy statement. The 2003 annual report includes our audited financial statements for the year ended December 31, 2003. Our annual report on Form 10-K includes these financial statements, as well as more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the board of directors,

Patrick A. Broderick

Vice President, Secretary

and General Counsel

El Segundo, California

April 21, 2004

APPENDIX A

DAVITA INC. AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, disclosure controls and legal compliance.

•	Appoint the Company’s independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight over the independent auditors as well as direct access to anyone in the Company. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, and other experts it deems necessary in the performance of its duties, on such terms and conditions as the Audit Committee shall determine.

II.	Audit Committee Composition and Meetings

The composition of the Audit Committee shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Audit Committee members may not, other than in their capacity as either a member of the audit committee or the board of directors, accept any consulting, advisory, or other compensatory fees from the company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If the Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet in executive session and separately with each of the following at least annually, the independent auditors, management responsible for financial reporting and related internal control systems, and the executive responsible for internal audit. In addition, the Audit Committee, its Chair, or other Committee member designated by the Committee, shall meet with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.	Audit Committee Responsibilities and Duties

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Assess at least annually, the performance of the Audit Committee and each of its members with respect to the responsibilities and duties specified in this Charter.

3.	Determine the integrity of the Company’s financial reporting processes and controls through consultation with management, the independent auditors, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

4.	Review with management and the independent auditors the Company’s annual audited financial statements and management’s discussion and analysis included in the Company’s Form 10-K prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees under the independent auditors professional governance standards.

5.	Review with management and the independent auditors the Company’s quarterly financial results and disclosures prior to release of the quarterly results, and the Company’s quarterly financial statements and disclosures prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with their professional governance standards. The Committee Chair or other designated Committee member may represent the entire Audit Committee for purpose of this review.

6.	Resolve any disagreement between management and the independent auditors regarding financial reporting matters. Engage outside accounting, legal, or other experts as deemed appropriate to resolve such disagreement.

7.	Review the independence and performance of the auditors annually, including review of the independent auditors quality control procedures, all relationships between the independent auditors and the Company, and any material audit services issues noted in the most recent internal quality control review or in any reviews of the independent auditors by a governing body in the most recent five years. Discharge the auditors and appoint new independent auditors when circumstances warrant. Approve the fees to be paid to the independent auditors, and review all significant relationships they have with the Company or other matters that could bear on the auditors’ independence.

8.	Approve all work to be performed by, and compensation paid to, the independent auditors prior to engagement, ensuring that such work does not violate regulatory restrictions. Authority for approval may be delegated to an individual Audit Committee member. The full Audit Committee will review at each regularly scheduled meeting a summary of services performed by the independent auditors and the associated compensation.

9.	Review the independent auditors’ audit plan including scope considerations, staffing, and reliance upon internal audit.

10.	Review the budget, plan, activities, organizational structure, and qualifications of the internal audit department, as needed. Review the appointment and performance of the executive responsible for internal audit.

11.	Review with the Company’s counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies.

12.	Review controls over and activities regarding related party transactions and potential conflicts of interests concerning directors and officers at least annually.

13.	Prepare reports to shareholders as required by the SEC.

14.	Establish a process and procedures whereby employees may confidentially report concerns regarding the Company’s accounting, internal accounting controls or auditing matters, and ensure that employees making such reports are protected from retaliation.

15.	Establish clear hiring policies for hiring individuals associated with the independent auditors.

16.	Perform any other activities consistent with this Charter, the Company’s by-laws and applicable laws as the Audit Committee or the Board deems necessary or appropriate.

Originally adopted June 8, 2000

Amended November 14, 2002

Amended December 3, 2003

êDETACH PROXY CARD HEREê

☐	Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Directors recommend a vote FOR all Nominees listed in Proposal 1.

1. Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, Michele J. Hooper, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, Kent J. Thiry					2. Such other matters as may properly come before the meeting

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)						To change your address, please mark this box. ☐

*Exceptions						To include any comments, please mark this box. ☐

S C A N L I N E

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

					Date	Share Owner sign here	Co-Owner sign here

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS – MAY 24, 2004

TO OUR STOCKHOLDERS:

We will hold our 2004 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, May 24, 2004 at 1:30 p.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. As further described in the accompanying Proxy Statement, at this meeting we will:

1.	Elect eight directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified.

2.	Transact other business as may properly come before the meeting or any meetings held upon adjournment of the meeting.

Our board of directors has fixed the close of business on April 19, 2004 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2003 annual report to stockholders is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the board of directors,

Patrick A. Broderick

Vice President, Secretary and

General Counsel

El Segundo, California

April 21, 2004

DAVITA INC.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry or Patrick A. Broderick, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 1:30 p.m., San Francisco time, on May 24, 2004 at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated April 21, 2004 is hereby acknowledged.

DAVITA INC.

P.O. BOX 11308

NEW YORK, N.Y. 10203-0308